BUFFALO GOLD LTD.
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

September 30, 2003

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Balance Sheets
(Expressed in Canadian dollars)
As at September 30, 2003
(Unaudited, Prepared by Management)

	September 30, 2003 (Unaudited) ------------------	December 31, 2002 -----------------
ASSETS
Current
Cash and cash equivalents	$ 7,247	$ 6,205
GST receivable	37,055	19,303
Prepaid expenses	3,862	3,857

	48,164	29,365

Exploration properties and deferred costs (note 3)	140,500	140,500

	$ 188,664	$ 169,865

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current
Accounts payable and accrued liabilities (note 7)	$ 388,475	$ 281,020

Accounts payable to be settled with capital stock (note 4)	-	20,922
Amounts due to shareholders	6,272	6,272

	394,747	308,214
Shareholders' deficiency
Share capital (note 4)
Authorized
Unlimited common shares without par value

Issued
4,008,890 (December 31, 2002 - 2,186,929) common shares	4,288,912	3,742,531
Deficit	(4,494,995)	(3,880,880)

	(206,083)	(138,349)

	$ 188,664	$ 169,865

Going Concern (note 2)
On behalf of the Board: "John V. Tully" Director	"Tracy A. Moore" Director

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Statements of Operations and Deficit
(Expressed in Canadian dollars)
Period Ended September 30, 2003
(Unaudited, Prepared by Management)
	Three Months Ended		Nine Months Ended
	September 30, 2003 -------------------	September 30, 2002 -------------------	September 30, 2003 -------------------	September 30, 2002 -----------------
EXPENSES
Property investigation costs	$ 148,036	$ -	$ 235,350	$ -
Consulting fees	73,693	-	187,693	-
Depreciation	-	1,122	-	3,328
Listing, filing and transfer fees	5,939	1,485	29,086	13,467
Office and miscellaneous	2,639	515	12,472	1,864
Professional fees	13,937	114	72,255	6,200
Public relations	8,985	657	12,855	2,998
Rent	-	6,000	4,000	12,000
Travel and promotion	55,811	-	59,120	-

Loss before other items	(309,040)	(9,983)	(612,832)	(39,857)

OTHER ITEMS
Gain on settlement of accounts payable	-	-	-	78,717
Foreign exchange	(1,295)	-	(1,295)	-
Interest income	-	21	12	25

	(1,295)	21	(1,283)	78,742

Net income (loss) for the period	(310,335)	(9,872)	(614,115)	38,885

Deficit, beginning of period	(4,184,660)	(860,734)	(3,880,880)	(909,491)

Deficit, end of period	$ (4,494,995)	$ (870,606)	$ (4,494,995)	$ (870,606)

Basic and diluted loss per share	$ (0.08)	$ (0.00)	$ (0.19)	$ 0.00

Weighted average number of shares outstanding	3,875,823	2,186,929	3,267,905	2,060,220

Loss per share amounts have been retroactively restated to give effect to the 10:1 share consolidation (note 4).
The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Statements of Cash Flows
(Expressed in Canadian dollars)
Period Ended September 30, 2003
(Unaudited, Prepared by Management)
	Three Months Ended		Nine Months Ended
	September 30, 2003 -----------------	September 30, 2002 ----------------	September 30, 2003 -----------------	September 30, 2002 -----------------
CASH FLOWS USED IN OPERATING ACTIVITIES
Net income (loss) for the period	$ (310,335)	$ (9,872)	$ (614,115)	$ 38,885

Items not involving cash:
Depreciation	-	1,122	-	3,328
Gain on settlement of accounts payable	-		-	(78,717)
Stock-based compensation		-	-	-

Changes in non-cash working capital items:
Decrease (increase) in accounts receivable	-	840		6,196
Decrease (increase) in GST receivable	(3,467)	-	(17,752)	-
Decrease (increase) in prepaid expenses	(5)		(5)
Increase (decrease) in accounts payable	80,110	7,119	86,533	(56,858)

Net cash used in operating activities	(233,697)	(791)	(545,339)	(87,166)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement	153,859	-	546,381	99,600
Exercise of share purchase warrants	8,883
Net cash provided by financing activities	162,742	-	546,381	99,600

CASH FLOWS USED IN INVESTING ACTIVITIES
Expenditures on exploration properties	-	(93)	-	(1,596)

Net cash used in investing activities	-	(93)	-	(1,596)

Change in cash and cash equivalents during the period	(70,955)	(884)	1,042	10,838

Cash and cash equivalents, beginning of period	78,202	12,278	6,205	556

Cash and cash equivalents, end of period	$ 7,247	$ 11,394	$ 7,247	$ 11,394

Non-Cash Transactions:
Accounts payable settled with the issuance of common stock	$ -	$ -	$ 28,999	$ -

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Notes to the Financial Statements
(Expressed in Canadian dollars)
Period Ended September 30, 2003
(Unaudited, Prepared by Management)

1.     Basis of Presentation

On February 17, 2003, the Company changed its name from Buffalo Diamonds Ltd. to Buffalo Gold Ltd. and consolidated its share capital on a 10 old for 1 new basis (note 4). Certain references to share capital, options and warrants in these financial statements have been retroactively revised to give effect to the share consolidation.

The Company is in the process of exploring its mineral properties, and attempting to secure other properties. Their has not been a determination as to whether these properties contain reserves that are economically recoverable. To date, the Company has not earned significant revenues and is considered to be in the exploration stage.

The accompanying unaudited financial statements do not include all information and footnote disclosures required for an annual set of financial statements under Canadian generally accepted accounting principles. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at September 30, 2003 and for all periods presented, have been included. Interim results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information. Except as disclosed in note 8, these financial statements comply, in all material respects, with generally accepted accounting principles in the United States.

These financial statements should be read in conjunction with the financial statements and notes thereto included in the
Company's annual report and filings for the fiscal year ended December 31, 2002. The accounting principles applied in these interim consolidated financial statements are consistent to those applied in the annual consolidated financial statements.

2.     Going Concern

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in
Canada with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

At September 30, 2003, the Company has a working capital deficiency of $346,583 (December 31, 2002 - $278,849), and without a source of additional funding is unable to meet its obligations as they fall due. The Company has settled some of its debts with shares of the Company; however, the Company still has a significant working capital deficiency and, accordingly, there is substantial doubt about the ability of the Company to continue as a going concern. In addition, management is actively pursuing additional funds by way of private placement to meet its level of expenditures. While the Company has been successful in raising funds in the past, there can be no assurance that it will be able to do so in the future.

The operations of the Company have primarily been funded by the issuance of share capital and debt. Continued operations of the Company are dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

3.     Exploration Properties and Deferred Costs
	September 30, 2003 ------------------	December 31, 2002 ------------------
Calling Lake and Varlaam, Alberta	$ 140,500	$ 140,500

Balance - beginning of period	$ 140,500	$ 3,036,919

Exploration expenditures
Geology	-	6,254
Recoveries	-	(70,000)

Net expenditures (recoveries)	-	(63,746)

	140,500	2,973,173

Written off during the period	-	(2,832,673)

Balance, end of period	$ 140,500	$ 140,500

Calling Lake and Varlaam, Alberta

The Company has a working interest in several mineral exploration permits in the Calling Lake region of Alberta.

In addition, pursuant to a letter of agreement dated September 10, 1998, as amended on August 26, 1999, the Company has acquired a 50% interest in exploration claims, known as the Varlaam property, located contiguous to the Calling Lake property.
To exercise the option, the Company paid the vendor, New Claymore Resources Inc. ("New Claymore") $50,000 by September
30, 1998 and issued 20,000 common shares of the Company as follows:

     i)     5,000 common shares by December 10, 1998 (issued).

     ii)    5,000 common shares when the Company received a recommendation by a qualified engineer that a second phase of exploration be conducted on the Varlaam property. These shares were issued during the year ended December 31,
             2000.

     iii)  10,000 common shares when the Company received a recommendation by a qualified engineer that a third phase of exploration be conducted on the Varlaam property. These shares were issued during the year ended December 31,
            2001.

An additional 5,000 common shares were issued as consideration for an amendment to the agreement during the year ended December 31, 1999.

In February 2002, the Company and New Claymore granted an option to BHP Billiton Diamonds Inc. ("BHP") to acquire up to a
70% interest in their Calling Lake and Varlaam properties in Alberta. In order to acquire a 51% interest in the properties, BHP had to spend $600,000 on exploration of the properties by August 31, 2003.

On September 12, 2003 the Company received notice from BHP Billiton Diamonds Inc. that it had terminated its option to acquire an interest in the Calling Lake and Varlaam Properties owned by the Company and New Claymore. The Company now maintains an ownership interest of 65% with the remaining 35% held by New Claymore.

During the previous year, BHP paid $70,000 directly to a third party supplier of the Company to settle accounts payable owing of $70,000. The payment has been recorded as a recovery of exploration costs.

During the previous year, management of the Company decided to write down the carrying value of the properties to $140,500, being the original acquisition costs for the properties.

4.      Shareholders' DEFICIENCY

Share Capital consolidation

Effective February 17, 2003, the Company consolidated its issued share capital on a 10 old for 1 new basis. The authorized share capital remained unchanged. As a result of the share consolidation, the Company's issued share capital decreased from
21,869,294 shares to 2,186,929 shares. The decrease has been reflected retroactively as a change in issued share capital. In addition, references to share capital, options and warrants in these financial statements and all prior loss per share information have been retroactively restated to give effect to the share consolidation.

During the nine months ended September 30, 2003 the Company completed the following equity issuances:

     a)     On February 27, 2003, the Company completed a non-brokered private placement consisting of 1,333,330 units at a price of US$0.15 per unit for proceeds of US$200,000. Each unit consists of one common share and one half warrant, every full warrant entitling the purchase of an additional common share at a price of US$0.20 per share until February 28, 2004.

     b)     On April 17, 2003, the Company issued 32,221 shares of common stock and 32,221 share purchase warrants entitling the purchaser to an additional common share at a price of US$0.60 per share until April 17, 2004 to settle accounts payable owing of $28,999 to a company related by a common director and former director.

     c)     On September 23, 2003, the Company completed a non-brokered private placement consisting of 423,077 units at a price of US$0.26 per unit. Each unit consists of one common share and one warrant entitling the purchase of an additional common share at a price of US$0.35 per share until September 9, 2004.

     d)     On September 26, 2003 the Company issued 33,333 shares at US$0.20 resulting from the exercise of 33,333 share purchase warrants.

In connection with acquiring the Chain Lakes and Calling Lake properties, the company entered into a Discovery Bonus
Agreement for the issuance of up to 200,000 common shares at $0.01 per Discovery Bonus Share, with 100,000 common shares to be issued upon discovery of a diamondiferous kimberlite pipe on the Company's mineral properties and a further 100,000 common shares to be issued upon providing a bankable final feasibility study on a commercial diamondiferous pipe. As at
September 30, 2003, none of these shares have been issued.
	Number of Shares ------------------	Amount ------------------
Authorized
Unlimited common shares without par value

Issued at December 31, 1999	1,594,320	$ 2,968,077
Private Placement	50,000	74,300

Balance at December 31, 1999	1,644,320	3,042,377
For exploration properties	5,000	25,000
Private placement	25,000	50,000
Private placement	220,775	441,550
Issue costs	-	(13,230)

Balance at December 31, 2000	1,895,095	3,545,697
For exploration properties	10,000	15,000

Balance at December 31, 2001	1,905,095	3,560,697
Settlement of accounts payable	81,834	81,834
Private placement	200,000	100,000

Balance at December 31, 2002	2,186,929	3,742,531
Private placement, February 27, 2003	1,333,330	300,640
Settlement of account payable, April 17, 2003	32,221	28,999
Stock-based compensation	-	54,000

Balance at June 30, 2003	3,552,48 0	4,126,170
Exercise of share purchase warrants	33,333	8,883
Private Placement, September 23, 2003	423,077	153,859

Balance at September 30, 2003	4,008,890	$ 4,288,912

5.     STOCK OPTIONS

On April 16, 2002, the Company implemented an incentive stock option plan to provide incentives to employees, directors and consultants (the "Plan"). The Plan provides that the aggregate number of common shares reserved for issuance, set aside and made available for issuance, together with the number of common shares presently reserved for issuance under existing incentive stock options, does not exceed 10% of the number of common shares of the Company issued and outstanding from time to time and provided further that if option rights granted to an individual under the Plan expire or terminate for any reason without having been exercised, such option shares may be made available for others. The board of directors has the exclusive power over the granting of options and their vesting provisions.

On April 16, 2003, the Company granted an additional 256,000 stock options to employees, directors and consultants. The options have five-year terms, an exercise price of US$0.50 per share and vest immediately. Of the 256,000 options granted,
171,000 were granted to officers and directors and 85,000 options were granted to consultants who were neither employees nor directors. The fair value of the 256,000 options granted was $0.64 per share based on the Black-Scholes option-pricing model.
The fair value of options granted to consultants and non-directors of the Company recognized during the nine months ended
September 30, 2003 was $54,000, this amount has been recorded as consulting fees in the period.

On September 15, 2003, the Company granted an additional 75,000 stock options to a Director. The options have five-year terms, an exercise price of US$0.55 per share and vest immediately. The fair value of the options granted in the three months ended September 30, 2003 was $0.50 per share based on the Black-Scholes option-pricing model.

As at September 30, 2003, stock options outstanding and exercisable, and stock option transactions are summarized as follows:

	September 30, 2003			December 31, 2002
	Number of Shares ---------------	Weighted Average Exercise Price ---------------	Weighted Average Remaining Contractual Life ----------------	Number of Shares ------------------	Weighted Average Exercise Price ---------------

At beginning of period	67,206	US$2.10	0.42 yrs.	116,425	$ 2.10
Granted, April 16, 2003	256,000	US$0.50	4.54 yrs.	30,000	1.00
Granted, Sept 15, 2003	75,000	US$0.55	4.95 yrs.
Exercised	-	-		-	-
Cancelled	-	-		(50,610)	1.20

At end of period	398,206	US$ 0.78	3.92 yrs.	95,815	$ 2.10

The Company uses the Black-Scholes option-pricing model to compute estimated fair value, based on the following assumptions:

                                        Risk-free interest rate                                                   4.5%
                                        Dividend yield rate                                                        -  %
                                        Price volatility                                                          150.0%
                                        Weighted average expected life of options            5 years

Stock-based compensation

The Company grants stock options as described above. Effective January 1, 2003, the Company adopted the new CICA
Handbook Section 3870 "Stock-Based Compensation and Other Stock-Based Payments", which recommends the fair value-
based methodology for measuring compensation costs. The new section also permits, and the Company has adopted, the use of the intrinsic value-based method, which recognizes compensation cost for awards to employees only when the market price exceeds the exercise price at date of grant, but requires pro-forma disclosure of earnings and earnings per share as if the fair value method had been adopted.

The following table illustrates the proforma effect on loss and loss per common share if the Company had applied the fair value provisions of CICA Handbook Section 3870 to stock-based compensation for employee, directors and officers.
	Three Months Ended		Nine Months Ended
	Sept 30, 2003 -----------------	Sept 30, 2002 -----------------	Sept 30, 2003 ----------------	Sept 30, 2002 ----------------

Net income (loss), as reported	$ (310,335)	$ (9,872)	$ (614,115)	$ 38,885
Add:
Total stock-based employee compensation expense included in loss, net of related tax effects	-	-	54,000	-
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(37,500)	-	(201,000)	-

Pro-forma loss	$ (347,835)	$ (9,872)	$ (761,115)	$ 38,885

Loss per common share, basic and diluted	$ (0.08)	$ (0.00)	$ (0.19)	$ (0.00)

Loss per common share, basic and diluted, proforma	$ (0.09)	$ (0.00)	$ (0.23)	$ (0.00)

6.      WARRANTS

As at September 30, 2003, the following share purchase warrants are outstanding:

Number of Shares	Exercise Price	Expiry Date
633,332 32,221 423,077	US$ 0.20 US$ 0.60 US$ 0.35	February 28, 2004 April 17, 2004 September 9, 2004

The change in share purchase warrants outstanding is as follows:
	September 30, 2003		December 31, 2002
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price
At beginning of period Granted, February 27, 2003 Granted, April 17, 2003 Expired, May 9, 2003 Granted, September 9, 2003 Exercised September 26, 2003 At end of period	200,000 666,665 32,221 (200,000) 423,077 (33,333) --------------- 1,088,630	$ 1.00 US$ 0.20 US$ 0.60 (1.00) US$ 0.35 US$ 0.20 ------------- US$ 0.27	- 200,000 - - -------------- 200,000	$ - 1.00 - - ------------ $ 1.00

The Company has also granted the right to purchase 200,000 shares pursuant to the Discovery Bonus Agreement, as noted in note 4.

7.      RELATED PARTY TRANSACTIONS

          a)     The Company incurred the following expenses with a legal firm and consulting firms controlled by directors and a company related by a common director and former director:
	3 months ended Sept 30, 2003 --------------	3 months ended Sept 30, 2002 --------------	9 months ended Sept 30, 2003 --------------	9 months ended Sept 30, 2002 --------------
Property investigation costs Consulting fees Professional fees	$ 59,550 $ 44,000 $ -	$ - $ - $ -	$ 109,790 $ 104,000 $ 47,341	$ - $ - $ -

          b)     During the nine months ended September 30, 2003, the Company issued 32,221 common shares and 32,221 share purchase warrants entitling the purchaser to an additional common share at a price of US$0.60 per share until April 17, 2004 to settle accounts payable owing of $28,999 to a company related by a common director and former director.

          c)     Included in accounts payable at September 30, 2003 is $103,100 (2002 - $103,140) due to a law firm controlled by a director and $132,200 (2002 - $85,913) due to geological services companies controlled by common directors, and $29,520 (2002 - $ 0) due to a corporate finance firm controlled by a common director.

These transactions were in the normal course of operations and were measured at the exchange value that represented the amount of consideration established and agreed to by the related parties.

8.      DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada
("Canadian GAAP"). Material variations in the accounting principles, practices and methods used in preparing these financial statements from principles, practices and methods accepted in the United States ("U.S. GAAP") and in SEC Regulation S-X are
described and quantified below.
September 30, 2003 -----------------	December 31, 2002 ------------------

Exploration properties and deferred costs

Exploration properties and deferred costs - Canadian GAAP

Cumulative exploration properties expensed as incurred per U.S. GAAP

Exploration properties and deferred costs - U.S. GAAP

$ 140,500 (140,500) $ -	$ 140,500 (140,500) $ -

	September 30, 2003 -----------------	December 31, 2002 ----------------
Shareholders' deficiency Shareholders' deficiency - Canadian GAAP Cumulative exploration properties expensed as incurred	$ (206,083) (140,500)	$ (138,349) (140,500)
Shareholders' deficiency - U.S. GAAP	$ (346,583)	$ (278,849)

There were no differences in loss for the period, cash flows from operating activities, or cash flows from investing activities as a result of the differences between Canadian and United States Generally Accepted Accounting Principles.

     a)    Exploration properties and deferred costs

Exploration property costs and related exploration expenditures are accounted for in accordance with Canadian GAAP. For
U.S. GAAP purposes, the Company expenses, as incurred, the exploration costs relating to unproven mineral properties.
When proven and reserves are determined for a property and a feasibility study prepared, then subsequent exploration and development costs of the property would be capitalized. The capitalized costs of such properties would then be measured periodically for recoverability of carrying values.

9.     Segmented Information

The Company operates within a single operating segment, which is mineral exploration.

10.   Subsequent Event

On November 24, 2003 the Company has arranged a brokered private placement of 2,727,272 units at a price of US$0.55 per unit to generate gross proceeds of US$1,500,000. Each unit will consist of one common share of the Company and one share purchase warrant entitling the purchase of an additional common share of the Company at a price of US$0.68 per share for a period of one year. The private placement funding has not closed and is subject to regulatory approval.